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                                                                  Exhibit 10.146

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), is made effective as of November 28, 2005, by and among DIVERSICARE ASSISTED LIVING SERVICES NC I, LLC, a Delaware limited liability company ("DALS I"), DIVERSICARE ASSISTED LIVING SERVICES NC II, LLC, a Delaware limited liability company ("DALS II") (DALS I and DALS II are collectively, "SELLERS"), and AGEMARK ACQUISITION, LLC, a North Carolina limited liability company ("BUYER").

     A. Sellers own and operate certain adult care home facilities located in the State of North Carolina, as more fully described on Exhibit A (collectively, the "FACILITIES").

     B. Sellers desire to sell and transfer the assets of the Facilities to Buyer and Buyer desires to purchase the same from Sellers subject to the terms and conditions of this Agreement.

     In consideration of the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

     1.1 Purchase and Sale. Sellers agree at Closing (as defined herein), to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Sellers all right, title and interest in and to certain assets of Sellers related to the Facilities (collectively, the "ASSETS"), as set forth below, but expressly excluding the "Excluded Assets" (as defined in Section 1.2 below):

          (1) All right, title and interest of Sellers in and to all of the land and real estate owned by Sellers and used in connection with the Facilities as listed on Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "REAL ESTATE");

          (2) All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property owned by Sellers and located at the Facilities (collectively, the "EQUIPMENT AND FURNISHINGS");

          (3) All inventory of goods and supplies used or maintained in connection with the Facilities including food, cleaning materials, disposables, linens, consumables, office supplies, and medical supplies (collectively, the "INVENTORY");

          (4) All personnel, resident/occupant and other records related to the Facilities (including hard, electronic and microfiche copies) and all manuals, books and records used in operating the Facilities including, without limitation, personnel policies and files and manuals, accounting records, and computer files;


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          (5) To the extent transferable, all licenses, permits, registrations, certificates, accreditations and approvals necessary to operate the Facilities;

          (6) All plans and surveys, including "as-built" plans, those relating to utilities, easements and roads, and plats, specifications, engineers' drawings, architectural renderings and similar items in Sellers' possession;

          (7) All goodwill and, to the extent assignable by Sellers, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Facilities, including those set forth on Exhibit 1.1(7) attached;

          (8) All resident escrows, deposits and any prepaid rent or any other fees paid by Facility residents related to the Facilities (the "DEPOSITS"), including those set forth on Exhibit 1.1(8) attached;

          (9) The Leases and Contracts, as defined in Section 3.9, and as set forth on Exhibit 3.(9) attached; and

          (10) Sellers' interest in any intellectual property owned, leased or licensed by either Seller and utilized in connection with the Facilities, including without limitation, all names used by the Facilities and all derivatives thereof.

     1.2 Excluded Assets. Sellers are not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "EXCLUDED ASSETS"):

          (1) Sellers' corporate and fiscal records and other records that Sellers are required by law to retain in their possession and that are not included in Section 1.1(4) above;

          (2) All accounts not included in Section 1.1(8) above, notes and other receivables;

          (3) All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of Sellers other than the Facilities' petty cash;

          (4) Sellers' provider agreements with Medicaid or any other governmental payor program and any corresponding provider numbers;

          (5) Sellers' wide area network and associated software provided on the Diversicare wide area network;

          (6) Sellers' continuous quality improvement program, manuals and materials, management information systems, policy, procedure and educational manuals and materials and similar proprietary property of Sellers;

          (7) Any rights in or to the use of the name "Advocat" or "Diversicare" or any derivative thereof, except as set forth in Section 10.5 below;



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          (8) Any rights in or to the adult care home facility located at 400
Goldsboro Avenue, Carolina Beach, New Hanover County, North Carolina, known as "Diversicare Assisted Living of Carolina Beach", including all real and personal property related thereto;

         (9) The National Contracts, as defined in Section 3.9 below;

         (10) The regional office of Sellers' parent, Diversicare Assisted Living Services NC, LLC, a Tennessee limited liability company ("DALS"), located at 770-D Park Centre Drive, Kernersville, North Carolina 27284 (the "REGIONAL OFFICE"), including DALS's lease of real property for said Regional Office and all tangible personal property located at the Regional Office; and

         (11) Any other items listed on Exhibit 1.2.

     1.3 Assumed Contracts, Leases and Liabilities.

         (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, those obligations of Sellers (i) arising from and after Closing under the Leases and Contracts (as defined in Section 3.9 below) and (ii) arising from all accrued vacation and sick leave for Employees (as defined in Section 3.13) who are hired by Buyer or Buyer's agent at Closing (collectively, the "ASSUMED LIABILITIES").

         (2) Except for the Assumed Liabilities, Buyer shall not assume, and shall not be liable for, any debt, liability or obligation of Sellers of any type or description whatsoever, whether related or unrelated to the Assets, the Facilities or the transactions contemplated within this Agreement and Sellers shall remain liable and responsible for the payment or performance, as the case may be, of all such debts, liabilities and obligations.

     1.4 Excluded Liabilities. Without limiting the foregoing, Sellers shall remain responsible for all debts, liabilities and obligations not expressly assumed by Buyer (collectively, the "Excluded Liabilities"), including but not limited to the following:

         (1) All obligations pursuant to or related to any loan or debt obligations;

         (2) Liabilities, indebtedness, commitments or obligations and responsibilities of any kind whatsoever (other than the Assumed Liabilities) of Sellers arising from operations of the Facilities, relating to the time through Closing;

         (3) All liabilities and commitments relating to the time periods through Closing for income tax and other taxes; all employee (and former employee) wages, salaries and benefits (unless specifically referred to in
Section 1.3(1)),

         (4) any liabilities of the Sellers under this Agreement;

         (5) any liability of the Sellers arising out of the injury to or death of any person, or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to services provided by the Sellers, to the extent any of such liabilities arose on or prior to the Closing; and


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         (6) amounts owed by Sellers to any third party payors, including
Medicare and Medicaid, for the periods through Closing as a result of any settlement or other adjustment process used by such third party payors, including cost reports filed or to be filed.

                    ARTICLE 2. PURCHASE PRICE; ALLOCATIONS;
                     ACCOUNTS RECEIVABLE AND RESIDENT FUNDS

     2.1 Purchase Price. The purchase price payable by Buyer to Sellers for the Assets shall be Eleven Million and No/100 Dollars ($11,000,000.00) (the "PURCHASE PRICE"). The Purchase Price shall be payable at Closing by wire transfer to an account designated by Sellers of immediately available, same day federal funds. At Closing, the Escrow Amounts (as defined herein), together with any interest earned thereon, shall be applied to the Purchase Price and Buyer shall also receive a credit for vacation and sick leave as assumed by Buyer, or Buyer's agent, pursuant to Section 1.3(1) above. The amount of the credit for the assumed vacation and sick leave shall be equal to the amount accrued by Sellers for such obligations, determined in accordance with generally accepted accounting principles, applied consistently with Sellers' past practices. At Closing, this amount shall be estimated based on Sellers' most currently available financial reports and if there is any change in the amount accrued by Sellers between the date of said financial report and the Closing Date, the parties agree to settle on the appropriate adjustment in accordance with Section
2.2 below.

     2.2 Apportionable Income and Expenses. All income and expense attributable to the operation of the Facilities (measured on an accrual basis) through 11:59 p.m. on the date of Closing shall be for the account of Sellers. Thereafter, such income and expense shall be for the account of Buyer. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Sellers and, to the extent they are included within the Assumed Liabilities, Buyer. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes and rents.


     If final prorations cannot be made at Closing for any item being prorated under this Section 2.2, Buyer and Sellers agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation have been completed, with final adjustment to be made as soon as reasonably possible after the Closing (but in no event later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such ninety (90) day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such 90-day limitation, but shall be made as soon as reasonably possible. Sellers shall have reasonable access to, and the right to inspect and audit, Buyer's books to confirm the final prorations for a period of one (1) year after the Closing. To the extent invoices or bills for the current real estate tax year are not yet issued, the parties shall prorate such taxes on the basis of the most recent tax year and will adjust such proration within five (5) business days after Sellers or Buyer receive the real estate tax invoice for the current tax year.


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     2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 2.3 attached hereto (the "ALLOCATION"). The parties to this Agreement agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that no party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

     2.4 Escrow Deposit. Buyer has previously deposited with Chicago Title ("ESCROW AGENT") the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (together with all interest thereon, the "ESCROWED AMOUNT"). The Escrowed Amount shall be held by Escrow Agent and paid, disbursed or applied as a credit against the Purchase Price as provided in this Agreement. The Escrowed Amount shall be held or placed by Escrow Agent in an interest bearing account and the term "Escrowed Amount" shall include any interest thereon. If the Closing occurs, the Escrowed Amount will be credited against the Purchase Price. If the Closing does not occur or the Agreement is otherwise terminated (i) by reason of Buyer's default, Escrow Agent shall be irrevocably authorized and directed to release the Escrowed Amount to Sellers and such amounts shall be retained by Sellers as liquidated damages; or (ii) for any other reason, Escrow Agent shall be irrevocably authorized and directed to release the Escrowed Amount to the Buyer. This Agreement shall constitute both an agreement among Sellers and Buyer and escrow instructions for Escrow Agent. If Escrow Agent requires a separate or additional escrow agreement to hold the Escrowed Amount, Buyer and Sellers hereby agree upon request by Escrow Agent to promptly execute and deliver such agreement; provided, that such agreement shall not modify or amend the provisions of this Agreement unless otherwise consented and agreed to in writing by Sellers and Buyer.

     2.5 Accounts Receivable.

         (1) Sellers are not selling, and shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facilities which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Closing Date even if such adjustments occur after the Closing Date ("SELLERS' A/R"). Buyer (i) shall do nothing to interfere with any and all of Sellers' rights with respect to the Sellers' A/R, including but not limited to, the right to collect the same and to enforce any and all of Sellers' rights with respect to Sellers' A/R; provided the Sellers shall not initiate any litigation for collections against parties who continue to be residents of the Facilities after Closing without Buyer's consent, and (ii) agrees that if it receives any proceeds with respect to the Sellers' A/R, Buyer will hold such proceeds in trust for Sellers and shall promptly turn over those proceeds to Sellers without demand, in the form received. Sellers agree that if Sellers receive any amounts with respect to accounts receivable for services provided after the Closing of the Facilities, such amounts shall promptly (and in no event more than five (5) business days after receipt by Sellers) be forwarded to Buyer.

         (2) Within ten (10) business days following the Closing Date, Sellers shall provide Buyer with a schedule setting forth by patient its outstanding accounts receivable with respect to the Facilities as of the Closing Date.


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         (3) In furtherance and not in limitation of the requirements set forth in Section 2.5, payments received by Buyer from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid, managed care and health insurance, shall be handled as follows:

             (a) If such payments specifically indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period prior to the Closing Date, the payments shall be forwarded to Sellers by Buyer, along with the applicable remittance advice, promptly, but in no event more than five (5) business days, after receipt thereof;

             (b) If such payments indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period on or after the Closing Date, they shall be retained by Buyer; and

             (c) If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods for which such payments relate, the parties shall assume that each payment received within ninety (90) days after the Closing Date relates to the oldest outstanding unpaid receivables for reimbursement and, based on such assumption, the portion thereof which relates to the period on and after the Closing Date shall be retained by Buyer and the balance shall be remitted to Sellers promptly, but in no event more than five (5) business days, after receipt thereof. After said ninety (90) day period, such payments which fail to designate the period to which they relate shall be first applied to current balances with any excess applied to reduce pre-Closing balances.

             (d) Any payments received by Buyer within ninety (90) days after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date which fail to designate the period to which they relate, will first be applied by Buyer to reduce the patients' pre-Closing Date balances, with any excess applied to reduce any balances due for services rendered by Buyer after the Closing Date.

             (e) In the event the parties mutually determine that they misapplied any payment hereunder, the party that erroneously received the payment shall remit it to the other party promptly, but in no event more than five (5) business days, after the determination of misapplication is made.

             (f) For the six (6) month period following the Closing Date or until Sellers receive payment of all accounts receivable attributed to the operation of the Facilities prior to the Closing Date, whichever is sooner, Buyer shall provide Sellers with an accounting by the 20th day of each month setting forth all amounts received by Buyer during the preceding month with respect to Sellers' A/R which are set forth in the schedule provided by Sellers pursuant to Section 2.5. Sellers shall have the right to inspect all cash receipts of Buyer during weekday business hours in order to confirm Buyer's compliance with the obligations imposed on it under this Section.

         (4) The obligations of the parties to forward the accounts receivable payments pursuant to this Section 2.5 are absolute and unconditional and irrespective of


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any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the parties, the right to assert any of which is hereby waived.

     2.6 Transfer on Resident Trust Funds.

         (1) Upon execution of this Agreement, Sellers shall prepare and deliver to Buyer a current true, correct, and complete accounting and inventory (properly reconciled) of any resident trust funds and residents' property held by Sellers in trust for residents at the Facility (collectively the "RESIDENT TRUST FUNDS"). Not less than fourteen (14) days prior to Closing, Sellers shall prepare and deliver to Buyer an updated true, correct and complete accounting and inventory (properly reconciled) of the Resident Trust Funds.

         (2) As of the Closing Date, Sellers hereby agree to transfer to Buyer the Resident Trust Funds and Buyer hereby agrees that it will accept such Resident Trust Funds in trust for the residents/responsible parties and be solely accountable to the residents/responsible parties for such Resident Trust Funds in accordance with the terms of this Agreement and applicable statutory and regulatory requirements.

         (3) Within five (5) days after the Closing Date, Sellers shall prepare a final reconciliation comparing the actual Resident Trust Fund balance on the Closing Date to the amount of the Resident Trust Funds transferred to Buyer at the Closing and to the extent the former exceeds the latter, Sellers shall remit such excess to Buyer or to the extent the latter exceeds the former, Buyer shall remit such excess to Sellers.

         (4) Sellers shall have no responsibility to the applicable resident/ responsible party and regulatory authorities with respect to any Resident Trust Funds delivered to Buyer.

              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Sellers hereby represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:

     3.1 Organization, Qualification and Authority. Each Seller is a limited liability company organized, validly existing and in good standing in the State of Delaware, and is in good standing and qualified to do business as a foreign corporation in the State of North Carolina. Each Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Each Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of such Seller hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by each Seller, have been duly authorized by all necessary action on the part of such Seller and Sellers have provided Buyer certified copies of resolutions or consents of each Seller evidencing such authorizations. No other action, consent or approval on the part of Sellers or any other person or entity is necessary to authorize Sellers' due and valid

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execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Sellers, upon execution and delivery thereof, constitute the valid and binding obligations of each Seller, enforceable in accordance with their respective terms.

     3.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Sellers will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create or cause the acceleration of the maturity of any debt, indenture, obligation or liability affecting the Assets or the Facilities pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the governing documents of each Seller; (2) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which either Seller is a party or by which either Seller and/or the Assets are bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which either Seller and/or the Assets are subject or that would have an adverse effect on Buyer, the Facilities or the Assets.

     3.3 Financial Statements. Attached hereto as Exhibit 3.3 are true and correct copies of the unaudited balance sheets for each Facility as of December 31, 2003 and 2004, and unaudited income statements for the years then ending, and the interim unaudited balance sheet and income statement of each Facility for the eight (8) month period ended August 31, 2005 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are based on the books and records of Sellers and present fairly and accurately the financial position of the Facilities as of the periods specified, the results of its operation, and all costs and expenses for the periods specified. The Financial Statements are true, complete and correct and contain no untrue or misleading statements and do not omit anything which would cause them to be misleading or inaccurate in any respect. The Financial Statements have been prepared in compliance with generally accepted accounting principles on an accrual basis, except that they do not include footnotes and they are subject to normal year-end adjustments.

     3.4 Operations Since August 31, 2005. Except as set forth on Exhibit 3.4, since August 31, 2005, there has been no:

         (1) Material change in the condition, financial or otherwise, of Sellers, the Facilities or the Assets that has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Facilities or future prospects of the Facilities, or the results of the operations of Sellers;

         (2) Uninsured loss, damage or destruction in excess of $10,000.00 of or to any of the Assets;


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         (3) Sale, lease, transfer or other disposition by Sellers of, or mortgages or pledges of or the imposition of any lien or encumbrance on, any portion of the Assets, except as set forth on Exhibit 3.4(3) attached hereto;

         (4) Increase in the compensation payable by Sellers to any of their employees other than those made in the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements;

         (5) Strike, work stoppage or other labor dispute at any Facility;

         (6) Amendment to or change in the terms of any of the Leases and Contracts or termination, waiver or cancellation of any rights or claims of Sellers thereunder;

         (7) Assumption or creation of any liability outside of Sellers' ordinary course of business in excess of $10,000.00, except as set forth on
Exhibit 3.4(7) attached hereto; or

         (8) Institution or settlement of any litigation, action or proceeding before any court or governmental body relating to Sellers, the Facilities or the Assets, except as set forth on Exhibit 3.4(8) attached hereto.

     3.5 Employment Discrimination. Except as disclosed in Exhibit 3.5 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Sellers, has threatened to assert, any claim for any action or proceeding against either Seller (or any officer, director, employee, agent or member of such Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act and the Family and Medical Leave Act.

     3.6 Licenses and Permits. The Facilities have all licenses, permits, registrations, certificates and accreditations (collectively, the "LICENSES AND PERMITS") necessary for Sellers to own, occupy and operate the Facilities as adult care home facilities. To the knowledge of Sellers, there is no default under any of the Licenses and Permits, nor do Sellers know of any ground for revocation, suspension or limitation of any of the Licenses or Permits. No written or, to Sellers' knowledge, verbal notices have been received by Sellers with respect to any threatened or pending revocation, termination, suspension or limitation of any of the Licenses and Permits.

     3.7 Compliance with Zoning, Land Use and Other Laws. Except as set forth on
Exhibit 3.7, none of the Real Estate is in material violation of any zoning, public health, building code or other similar law applicable thereto or to the ownership, occupancy and/or operation thereof, or there exist applicable variances, conditional use permits, waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters.


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     3.8 Title to Assets.

         (1) Except as set forth on Exhibit 3.8(1), Sellers are the sole legal and beneficial owners of, or have the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments and other encumbrances.

         (2) The descriptions of the Real Estate contained in Exhibit 1.1(1) hereto are complete and sufficient for their intended purposes and such descriptions include all real property owned by Sellers in connection with the Facilities. At Closing, Sellers will be the sole and exclusive record, legal and equitable owners of all right, title and interest in and at Closing will have, good, marketable and insurable title in fee simple to, and will be in possession of all of the Real Estate used in connection with the Facilities; provided, however, that at the Heritage Care of Seven Lakes Facility, a residence for the Facility's manager located at Lot 129, McDougal Street, West End, North Carolina 27376 (the "SEVEN LAKES MANAGER'S RESIDENCE") is owned by Sellers' parent, Diversicare Assisted Living Services NC, LLC, a Tennessee limited liability company ("DALS"). At Closing, Sellers shall cause DALS to convey the Seven Lakes Manager's Residence to Buyer on the same terms that the Real Estate is being transferred by Sellers. At Closing, the Real Estate and the Seven Lakes Manager's Residence shall be free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances or claims of any other person or party, except for (i) any lien to secure the payment of real estate taxes, including special assessments, not delinquent, (ii) all applicable laws, ordinances, rules and governmental regulations affecting the use and occupancy of the Real Estate, (iii) easements, restrictions and other matters applicable to the Real Estate that do not hinder, interfere with or prohibit the use and occupancy of the Real Estate as adult care home facilities, and (iv) those matters described on Exhibit 3.8(2) (the "PERMITTED EXCEPTIONS"). Sellers have, and will at Closing have, the full right and authority to transfer and convey the Real Estate to Buyer as contemplated by the terms of this Agreement, and to vest in Buyer good, marketable and insurable fee simple title and the lawful right to possess and use the Real Estate. Title shall be transferred in all cases by General Warranty Deed.

         (3) No other person or entity owns any interest in any of the Assets, except as set forth on Exhibit 3.8(3) attached hereto

     3.9 Leases and Contracts.

         (1) Exhibit 3.9 attached hereto sets forth a complete and accurate list of all material contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Facilities or any Asset to which either Seller is a party or by which either Seller, the Assets or the Facilities is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and leases pertaining to any part of the Real Estate (collectively, the "LEASES AND CONTRACTS"); provided, however, that for purposes of this Agreement, "Leases and


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Contracts" shall expressly exclude Sellers' "National Contracts" (herein so called), which are also identified on Exhibit 3.9. Buyer acknowledges that the National Contracts are excluded from the Leases and Contracts being assigned to Buyer under this Agreement.

         (2) None of the Leases and Contracts have been modified, amended, assigned, transferred or subordinated except as described on Exhibit 3.9 and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.

         (3) No event or condition has happened or presently exists that constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

         (4) None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer.

     3.10 Environmental Matters.

         (1) Hazardous Substances. As used in this Section, the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substance, medical or biologic material or waste or other material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.

         (2) Compliance with Laws and Regulations. Except as set forth on
Exhibit 3.10, all operations, use or occupancy of the Real Estate, or any portion thereof, by Sellers and any agent, contractor or employee of any agent or contractor of Sellers (collectively, "AGENTS"), or any tenant or subtenant of Sellers of any part of the Real Estate, have been in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "ENVIRONMENTAL Law") including, but not limited to, the release, emission, discharge, storage and removal of Hazardous Substances. Sellers, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law.

         (3) Except as set forth on Exhibit 3.10, neither Seller: (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Sellers which could serve as a basis therefor. Sellers have not assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.

         (4) Neither Seller nor, to the knowledge of Sellers, the Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to Sellers' knowledge, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

         Sellers shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith.

         (5) Other Environmental Matters. Sellers have furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate in Sellers' possession, custody or control.

     3.11 Condemnation. No part of the Real Estate is currently subject to condemnation proceedings and, to Sellers' knowledge, no condemnation or taking is threatened or contemplated.

     3.12 Litigation. Except as set forth on Exhibit 3.12, neither Seller has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in Exhibit 3.12 attached hereto, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Sellers' knowledge, threatened involving Sellers, any of the Assets or the Facilities and Sellers know of no basis therefor. A list of each lawsuit, administrative proceeding, governmental investigation, arbitration or other action commenced against Sellers or involving the Real Estate or Assets during the past three (3) years is set forth on Exhibit 3.12 attached hereto, along with identifying information such as docket numbers and forum where any such matter was pending.

     3.13 Sellers' Employees. Exhibit 3.13 attached hereto sets forth: (1) a complete list of all of Sellers' employees at the Facilities and all employees of DALS at the Regional Office (collectively, the "EMPLOYEES") and rates of pay;
(2) categorization of each such person as a full-time or part-time employee of Sellers; (3) the employment dates and job titles of each such person; and (4) true and complete copies of any and all fringe benefits and personnel policies. For purposes of this Section, "PART-TIME employee" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in
Exhibit 3.13, Sellers have no employment agreements with the Employees and all such Employees are employed on an "at will" basis. Sellers and DALS will terminate all of their employees at Closing. The parties expressly agree that Sellers shall retain responsibility for and timely pay all salaries and wages, paid time off benefits, related payroll taxes and all retention bonuses, retirement and other fringe benefits that have accrued to the Employees through Closing; provided that Buyer, or Buyer's agent, shall assume accrued vacation and sick leave obligations pursuant to Section 1.3(1) above. Sellers shall use their best efforts to retain the Employees in their current positions up to Closing.

     3.14 Labor Relations. Except as set forth on Exhibit 3.14, neither Seller is a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, with any labor union or organization which obligates such Seller to compensate its employees at prevailing rates or union scale nor are any of its employees represented by any labor union or organization. There is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Sellers and any present or former employee(s) of Sellers.

     3.15 Insurance. A complete and accurate list of all insurance policies held by Sellers with respect to the Facilities is set forth on Exhibit 3.15 attached hereto. True and complete copies of such policies have previously been provided to Buyer. Exhibit 3.15 also sets forth a summary of Sellers' current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Sellers. Neither Seller is in default or breach with respect to any provision of any such insurance policies nor has such Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

     3.16 Broker's or Finder's Fee. Except for Marcus & Millichap, whose fees shall be the responsibility of Sellers, neither Seller has employed or is liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement. Sellers shall indemnify and hold Buyer harmless from any breach of this representation.

     3.17 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "INTELLECTUAL PROPERTY"), used in or related to the Facilities are listed and described on Exhibit 3.17 attached hereto. No proceedings have been instituted or are pending or threatened which challenge the validity of the ownership by Sellers of any such Intellectual Property. Sellers have not licensed anyone to use any such Intellectual Property and neither Seller has any knowledge of the use or the infringement of any of such Intellectual Property by any other person. No present or former employee of either Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property.

     3.18 Motor Vehicles. Any motor vehicles used at any Facility, whether owned or leased, are listed in Exhibit 3.18 attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

     3.19 Employee Benefit Plans.

         (1) Welfare Benefit Plans. Exhibit 3.19(1) attached hereto contains a true, accurate and complete list of each "EMPLOYEE WELFARE BENEFIT PLAN" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Sellers or to which Sellers contribute or are required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "WELFARE

BENEFIT PLANS"). Complete and accurate copies of all Welfare Benefit Plans have previously been provided to Buyer.

         (2) Pension Benefit Plans. Exhibit 3.19(2) attached hereto contains a true and complete list of each "EMPLOYEE PENSION BENEFIT PLAN" (as defined in Section 3(2) of ERISA) maintained by Sellers, to which Sellers contribute or are required to contribute, or which covered any employee of Sellers during the period of their employment with any predecessor of Sellers, including any multi-employer pension plan as defined under Section 414(f) of the Code (such employee pension benefit plans being hereinafter collectively referred to as the "PENSION BENEFIT PLANS"). Complete and accurate copies of all Pension Benefit Plans have previously been provided to Buyer.

         (3) Liabilities. Unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans are described on Exhibit 3.19(3) attached hereto. Buyer shall not be liable or responsible for any debt, obligation, responsibility or liability of Sellers under any such plans. Sellers shall be liable under their Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.

         (4) COBRA Coverage. Sellers have provided or caused to be provided notice of the availability of continuation coverage within the meaning of
Section 4980B of the Code ("COBRA COVERAGE") for all of either present and former employees and their dependents entitled to such notice because of a qualifying event occurring before Closing, and for providing COBRA coverage as required by law for all such employees, or their dependents, who elect or have elected such coverage.

     3.20 Compliance with Laws. Sellers have received no written or, to Sellers' knowledge, verbal notices of non-compliance with any laws, rules and regulations applicable to the Assets or Facilities except as set forth on Exhibit 3.20 attached hereto. Sellers are in material compliance with all federal, state and local laws, rules and regulations which relate to the operations of the Facilities.

     3.21 Condition of Assets. Except as otherwise specifically set forth in this Agreement, the Assets will be conveyed subject only to the representations and warranties set forth herein and will be conveyed by Sellers (and Buyer hereby agrees to accept the Assets) "AS IS", AND "WHERE IS", WITH NO WARRANTY OR REPRESENTATION (EXPRESS OR IMPLIED) OF CONDITION, HABITABILITY, USE OR FITNESS FOR HABITATION OR FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE REAL ESTATE AND WITH NO WARRANTIES OR REPRESENTATIONS (EXPRESS OR IMPLIED), INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ALL OF THE OTHER ASSETS, and all of which warranties (both express and implied) Sellers hereby disclaim (OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, and further subject to normal wear and tear on the Assets.

     3.22 WARN Act. Within the period ninety (90) days prior to Closing, Sellers have not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

     3.23 Tax Returns; Taxes. Sellers have filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Sellers have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Except as set forth on Exhibit 3.23, there is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Sellers, threatened against Sellers by any federal, state or local authority. All tax returns are (and with respect to the final returns will be) at the time of filing complete and accurate and in accordance with the tax laws applicable thereto and disclose all taxes required to be paid for the periods covered thereby. Sellers have not committed any violation of any federal, state or local tax laws. Proper amounts have been collected or withheld by Sellers for all income, franchise, property, sales, employment or other taxes payable or anticipated to be payable and for the payment of all other taxes (including without limitation all employment, sales or use taxes). Proper amounts have been withheld or collected from each payment made or to be made to each employee of Sellers for all taxes required to be withheld therefrom.

     3.24 Deposits. The Deposits currently held by Sellers are listed on Exhibit
3.24 attached hereto. All funds held with respect to such Deposits are in balance and will be in balance at Closing. Exhibit 3.24 will be updated to Closing by Sellers for purposes of crediting any additional Deposits to Buyer's account.

     3.25 Medicaid. In connection with the Facilities, Sellers participates in the Medicaid Program (the "Program") under valid Medicaid contracts and reimbursement agreements (collectively, the "Program Agreements"). To the best of Sellers' knowledge, Sellers are in compliance with rules and policies respecting the Program, including all certification, billing, reimbursement and documentation requirements, and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any of Sellers' Program Agreements or third-party payor contracts.

               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Sellers, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

     4.1 Organization, Qualification and Authority. Buyer is a limited liability company duly organized under the laws of the State of North Carolina, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     4.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreements) under: (1) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (2) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

     4.3 Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.

                        ARTICLE 5. COVENANTS OF PARTIES

     5.1 Preservation of Facilities and Assets. From the date hereof through Closing, each Seller shall use its best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Facilities and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business and to preserve, protect and maintain for Buyer the goodwill of the clinical staff, suppliers, employees, clientele, patients and others having business relations with the Facilities. Each Seller shall use its best efforts to obtain all documents called for by this Agreement. Buyer and Sellers shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Sellers agree that they will not sell or transfer, or negotiate the sale or transfer of, the Assets or any of the Facilities. From the date hereof until Closing, Sellers will not sell, discard or dispose of any of the Assets other than in the ordinary course of business. None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer. From the date hereof through Closing, Sellers and any party in possession of all or any part of the Real Estate will not perform any material grading or excavation, construction or removal of any improvement, or make any other material change or improvement upon or about the Real Estate without the prior written consent of Buyer. From the date hereof through Closing, Sellers and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.

     5.2 Absence of Material Change. From the date hereof through Closing, neither Seller shall make any material change in the operations of the Facility or and in the utilization of the Assets and shall not enter into any other material contract or commitment or any other transaction with respect to the Facilities or the Assets without the prior written consent of Buyer.

     5.3 Access to Books and Records.

         (1) From the date hereof through Closing, Sellers shall give Buyer and Buyer's counsel, accountants and other representatives full access to all of Sellers' offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Facilities so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Sellers, the Facilities or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Sellers shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Sellers will be returned by Buyer upon request if the transaction is not consummated. Sellers shall provide Buyer promptly with interim financial statements of Sellers and any other management reports, as and when they are available.

         (2) Following Closing, Buyer shall permit Sellers' representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Facilities which relate to transactions or events occurring through Closing. Buyer's reasonable out-of-pocket costs associated with the delivery of the requested documents shall be paid by Sellers.

         (3) Following Closing, Sellers shall permit Buyer and its representatives (including, without limitation, its counsel and auditors), to have access to, and examine and make copies of, all books and records relating to the Facilities or Assets, which books and records are retained by Sellers and which relate to transactions or events occurring prior to Closing. For a period of five (5) years after Closing or such longer period as may be mandated by law, Sellers agree that, prior to the destruction or disposition of any such books or records, Sellers shall provide not less than forty-five (45) days, nor more than ninety (90) days, prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Sellers in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Sellers shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. Sellers' reasonable out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

     5.4 Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss) between the date hereof and Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Sellers' insurance company and assigned to Buyer; provided, however, that in the event of a material casualty that affects a Facility and renders it unusable for its intended purposes, either party may elect to terminate this Agreement with respect to the damaged

Facility only, and proceed to close the transaction contemplate hereby on the remainder of the Facilities with a reduction in the Purchase Price determined in accordance with Exhibit 5.4.; provided, however, that if the Facility damaged is one of the "Core Facilities", as defined in Exhibit 5.4, Buyer may, at Buyer's option, either (i) terminate this Agreement with respect to such damaged Facility and close on the remainder with an adjustment to the Purchase Price pursuant to said Exhibit 5.4, or (ii) terminate this Agreement in its entirety without penalty or obligation.

     5.5 Condemnation. From the date hereof through Closing, in the event that any Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings that threatens to render a Facility unusable for its intended purposes then Buyer, in its sole discretion, may elect to terminate this Agreement with respect only to that Facility that is condemned or threatened to be condemned and close on the remainder of the Facilities with a reduction in the Purchase Price determined as provided in Section 5.4. In the event such proceedings pertain to a Core Facility, Buyer may terminate this Agreement in its entirety without obligation or penalty. In the event that any Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings which do not threaten to render a Facility unusable for its intended purposes, then the parties shall proceed to Closing and Buyer shall be entitled to any condemnation award or damages paid with respect to such proceeding.

     5.6 Preserve Accuracy of Representations and Warranties. Each Seller shall refrain from taking any action which would render any representation and warranty contained in Article 3 hereof untrue, inaccurate or misleading as of Closing. Sellers will promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Sellers that may involve or relate in any way to Sellers, the Assets or the operation of the Facilities. Sellers each shall promptly notify Buyer of any facts or circumstances that come to either's attention and that cause, or through the passage of time or the giving of notice or either, may cause any of Sellers' representations and warranties to be untrue or misleading at any time from the date hereof through Closing.

     5.7 Maintain Books and Accounting Practices. From the date hereof through Closing, Sellers shall maintain their books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

     5.8 Indebtedness; Liens. Other than in the ordinary course of Sellers' business consistent with past practice, from the date hereof through Closing, Sellers shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval.

     5.9 Compliance with Laws and Regulatory Consents. From the date hereof through Closing: (1) Sellers shall comply with all applicable statutes, laws, ordinances and regulations; (2) Sellers shall keep, hold and maintain all certificates, accreditations, participations, licenses, and other permits necessary for operation of the Facilities; (3) Sellers shall use their best efforts and shall cooperate with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; and (4) Sellers shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.

     5.10 Maintain Insurance Coverage. From the date hereof through Closing, Sellers shall maintain and cause to be maintained the existing insurance on the Assets and the operations of the Facilities.

     5.11 Licensure and Certification. Buyer shall within three (3) business days of the date of this Agreement file all initial applications and other documents required by the State of North Carolina (the "STATE") for the issuance of the licenses, certifications and approvals required by the State for the operation of the Facilities by Buyer (the "LICENSURE APPROVALS") and Buyer shall diligently proceed with securing the Licensure Approvals, including providing the State with any supplemental or additional information required for the State to deem any such applications to be complete and shall (A) from time to time, upon request of Sellers, advise Sellers of the status of Buyer's efforts to secure the Licensure Approvals and (B) promptly advise Sellers once the anticipated date of such Licensure Approvals is known to Buyer. Buyer shall be solely responsible for any and all costs associated with the change of ownership process. Sellers shall cooperate with Buyer in the licensure application process by providing Buyer with such information concerning Sellers or the Facilities as Buyer may advise Sellers, from time to time, is required for Buyer to file and/or complete its licensure application. Buyer shall not use or bill under any Medicaid provider numbers used by Sellers, and Buyer shall be responsible for obtaining all such new Medicaid provider agreements and numbers and/or Medicaid certification as may be necessary for the continued operations of the Facilities ("NEW PROVIDER NUMBER"). Sellers' provider account numbers for the Facilities shall remain the sole and exclusive property of Sellers. Buyer shall be responsible for obtaining all other payor or provider agreements (commercial, governmental or otherwise) which may be necessary for the operation of the Facilities after the Effective Date.

     5.12 Performance. Sellers and Buyer shall take all appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation the application for necessary licenses and permits.

     5.13 WARN Act; Hiring of Employees. Prior to Closing, Sellers will not temporarily or permanently close or shut down any "single" site of "employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN. In addition, at Closing, Buyer shall offer employment to a sufficient number of the Employees, and on such terms, and for such periods, as may be necessary to avoid triggering any obligations on behalf of either Seller under WARN or any similar state law or regulation. Without limiting the foregoing, at Closing, Buyer shall offer employment to all of the Employees except as may be listed on Exhibit 5.13.

     5.14 Consents. Sellers shall use their reasonable best efforts to obtain all consents required in form and substance reasonably acceptable to Buyer for the assignment of the Leases and Contracts and Buyer shall assist Sellers in such efforts; provided that Sellers shall not be obligated to incur any unreimbursed cost or expense to obtain such consents. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Leases and Contracts if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Sellers' rights thereunder so that Buyer would not in fact receive all such rights, Sellers shall cooperate in any reasonable arrangement designed to provide Buyer the benefit under any such Leases and Contracts, including without limitation enforcement, at no out-of-pocket cost to Sellers, of any and all rights of Sellers against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

     5.15 Cost Reports. Sellers shall timely prepare and file with the appropriate Medicaid agencies any final cost reports with respect to its operation of the Facilities which are required to be filed by law under the terms of the Medicare and Medicaid Programs. Sellers shall provide Buyer with copies of such cost reports, together with copies of any amendments.

     5.16 Prohibited Actions Pending Closing. Unless otherwise expressly provided for herein or approved by Buyer in writing, from the date of this Agreement until the Closing Date, neither Seller nor any manager of any Facility shall:

         (1) Accept any advance payment for more than thirty (30) days of any rent or residents' occupancy fees under any Lease or occupancy agreement; or waive, reduce or forgive any rent or occupancy fees required to be paid under any occupancy agreement, or grant any lease or other concessions or free rent periods under any occupancy agreement;

         (2) Make any capital improvements to the Property in excess of $10,000 or incur any other obligations in excess of $10,000;

         (3) Make any commitments or representations to any applicable Governmental Authority, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Buyer;

         (4) Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business as permitted by this Agreement; and

         (5) Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Seller.

                               ARTICLE 6. CLOSING

     6.1 Closing. If all of the conditions to Closing set forth in Articles 7 and 8 hereof are satisfied, then the closing of the transaction contemplated by this Agreement (the "CLOSING") shall occur on the first business day of the month following the month in which Buyer, or Buyer's Agent, obtains all necessary licenses, permits and accreditations to own and operate the Facilities (the "CLOSING DATE"). Closing shall take place at the offices of

Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree. Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on the first day of such month. On the day of Closing, Buyer shall pay to Sellers or their designee (pursuant to wire instructions given to Buyer by Sellers) funds in an amount equal to the Purchase Price.

     6.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated at or prior to Closing as follows:

         (1) By Sellers: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Sellers; or (b) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Sellers at or prior to Closing.

         (2) By Buyer: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Sellers; (b) pursuant to
Section 5.4 or 5.5; or (3) in the event Sellers breach or violate any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by either under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Buyer at or prior to Closing. Buyer shall be entitled to the Escrowed Amount if it shall terminate this Agreement pursuant to this Section 6.2(2).

         (3) By Buyer or Sellers if Closing hereunder shall not have taken place by April 1, 2006, or by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 6.2(3) if the conditions precedent to such party's obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

                    ARTICLE 7. SELLERS' CONDITIONS TO CLOSE

     The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Sellers in whole or in part):

     7.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered by Buyer to Sellers pursuant hereto shall be deemed to have been made again at Closing and shall then be true in all material respects; and Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     7.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder will constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

     7.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of: (1) making the transactions contemplated by this Agreement illegal; or (2) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that results in any of the consequences referred to in this Section.

     7.4 Consent of Lender. Sellers shall provide Buyer with evidence of consent to the transaction contemplated hereby by the lenders, GMAC and AmSouth.

                     ARTICLE 8. BUYER'S CONDITIONS TO CLOSE

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

     8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Sellers contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at Closing and shall then be true in all material respects; and Sellers shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

     8.2 No Loss, Damage of Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 5.4 and 5.5 shall have been complied with.

     8.3 Regulatory Approvals. Buyer shall have obtained or have reasonable assurance that it will obtain (at its own cost) (a) certification for participation in the Medicaid Programs of the State of North Carolina under a new provider agreement and provider number, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program under a new provider agreement and provider number, and (c) all other licenses, permits, approvals or certificates necessary for the ownership and operation of the Facilities; provided that Buyer has promptly made application for such certifications, consents, licenses, etc. Buyer acknowledges and agrees that it shall not be entitled to use Sellers' Medicaid provider account numbers for the Facilities, which shall remain the sole and exclusive property of the Sellers.

     8.4 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

     8.5 Material Adverse Change. There shall not have occurred a material adverse change with respect to the assets, financial condition or operations of the Facilities, taken as a whole. Expressly excluded from the definition of "material adverse change" hereunder are changes (a) generally affecting the adult care and assisted living industries, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that result from the announcement or pendency of the transaction contemplated by this Agreement.

                  ARTICLE 9. OBLIGATIONS OF SELLERS AT CLOSING

     At Closing, Sellers shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

     9.1 Documents Relating to Title. Sellers shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:

         (1) General warranty deeds from Sellers, in form reasonably satisfactory to Buyer and the title insurer, with all recording, stamp tax, deed tax or other transfer fees paid by Sellers, and conveying to Buyer good, valid and marketable title in fee simple to the owned Real Estate free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for Permitted Exceptions.

         (2) General warranty deeds from DALS, in form reasonably satisfactory to Buyer and the title insurer, with all recording, stamp tax, deed tax or other transfer fees paid by Sellers or DALS, and conveying to Buyer good, valid and marketable title in fee simple to the owned Seven Lakes Manager's Residence free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for Permitted Exceptions.

         (3) A Bill of Sale and Assignment Agreement, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for those expressly acceptable to Buyer.

         (4) Certificates of title to all vehicles that constitute Assets endorsed by Sellers together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for those acceptable to Buyer.

         (5) An effective and enforceable assignment to Buyer of each Lease and Contract.

     9.2 Possession. Sellers shall deliver to Buyer full possession and control of the Facilities and Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees.

     9.3 Corporate Good Standing and Resolutions. Sellers shall deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from the State of North Carolina, certified copies of the Certificates of Formation and other governing documentation of Sellers (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the sole member of Sellers authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith.

     9.4 Closing Certificate. Sellers shall deliver to Buyer certificates of officers of Sellers, dated as of Closing, certifying that: (1) each covenant and obligation of Sellers has been complied with by Sellers; and (2) each representation and warranty of Sellers is true and correct at Closing as if made on and as of Closing.

     9.5 Taxes and Other Payments. Sellers shall deliver to Buyer:

         (1) Proof of cash payment directly to the tax authorities or cash payment (or credit on the Purchase Price) to Buyer in the amount of all real estate taxes and assessments which are due and payable on the date of Closing, general and special.

         (2) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Sellers cannot furnish such a certificate or Buyer is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, Sellers shall take and/or permit Buyer or Buyer's nominee to take any and all steps necessary to allow Buyer or Buyer's nominee to satisfy the requirements of
Section 1445.

         (3) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, other than the Permitted Exceptions.

     9.6 Additionally Requested Documents; Post Closing Assistance. At the request of Buyer at Closing and/or from time to time thereafter, Sellers shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Facilities, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may request in order to effectively sell, convey, transfer and assign the Assets and Facilities to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Sellers and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.

                  ARTICLE 10. OBLIGATIONS OF BUYER AT CLOSING

     At Closing, Buyer shall deliver or cause to be delivered to Sellers the following in a form and substance reasonably satisfactory to Sellers:

     10.1 Purchase Price. Buyer shall pay to Sellers the Purchase Price upon the terms specified in Section 2.1 hereof.

     10.2 Good Standing and Resolutions. Buyer shall deliver to Sellers a certificate of good standing from the Secretary of State of North Carolina, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of Buyer approving this Agreement and the consummation of the transactions intended hereby.

     10.3 Closing Certificate. Buyer shall deliver to Sellers a certificate of officers of Buyer, dated as of Closing, certifying that: (1) each covenant and obligation of Buyer has been complied with by Buyer; and (2) each representation and warranty of Buyer is true and correct at Closing as if made on and as of Closing.

     10.4 Assumption of Liabilities. Buyer shall covenant to perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

     10.5 Use of Name. From and after Closing, Buyer shall discontinue all use of the names "Diversicare" and "Advocat" and any related marks or derivatives thereof in connection with the operation of the Facilities; provided, however, that Buyer will be permitted to use such names and marks on existing signage and office supplies at the Facilities for a period not to exceed ninety (90) days.

             ARTICLE 11. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

     11.1 Survival. The covenants, obligations, representations and warranties of Buyer and Sellers contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive Closing for a period of one
(1) year (except as provided in Section 5.3(3) above) and shall not be merged into any documents delivered in connection with Closing.

     11.2 Indemnification by Sellers. Subject to Section 11.4, Sellers shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable costs of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by either Seller of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Sellers delivered pursuant to this Agreement; (2) any liability of Sellers not expressly assumed by Buyer pursuant to Section 1.3 hereof; and (3) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer arising out of the ownership, licensing, operation or conduct of the Facilities or Assets or the conduct of any of Sellers' employees, agents or independent contractors, relating to all periods of time through Closing. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate published from time to time in The Wall Street Journal (the "RATE"), payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment.

     11.3 Indemnification by Buyer. Subject to Section 11.4, Buyer shall promptly indemnify, defend, and hold Sellers harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement; (2) any claim which is brought or asserted by any third party(s) against Sellers for failure to pay or perform any of the Assumed Liabilities; and (3) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(s) against Sellers arising out of the ownership, licensing, operation or conduct of the Facilities or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

     11.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "INDEMNIFYING PARTY") to the other party (the "INDEMNIFIED PARTY") shall be subject to the following terms and conditions:

         (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim, but the indemnified party shall remain entitled to notice and an opportunity to participate in any proceedings relating to the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues may be resolved in conjunction with the underlying action that gave rise to the claim for indemnification.

         (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a ten (10) days to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this
Section if within forty-five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues be resolved in conjunction with the underlying action that gave rise to the claim for indemnification.

         (3) Indemnification Maximum. The maximum aggregate liability of Sellers for indemnification under this Agreement with respect to claims made or arising under Section 11.2 shall be equal to the Purchase Price.

         (4) Indemnification Threshold. Buyer agrees not to seek recourse against, and shall not recover from Sellers under Section 11.2 on account of any Loss arising out of a breach of Sellers' representations and warranties in
Article 3 hereof, unless and until the aggregate amount thereof with respect to Losses exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (the "INDEMNIFICATION THRESHOLD"); provided that once the Indemnification Threshold has been reached, Buyer shall be entitled to recovery of all amounts with respect to claims, including the first One Hundred Thousand and No/100 Dollars ($100,000.00). Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable if the indemnification claim relates to an Excluded Liability, or any proration of real estate taxes.

                           ARTICLE 12. MISCELLANEOUS

     12.1 Assignment. Except as otherwise provided below, neither Sellers nor Buyer may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void. Notwithstanding the foregoing, Buyer may assign its rights to purchase one or more Facilities to a designee so long as Buyer remains obligated hereunder. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective permitted heirs, legal representatives, successors and assigns.

     12.2 Other Expenses. Except as otherwise provided in this Agreement, Sellers shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne by Sellers and paid by Closing. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be prorated at Closing. The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes or other obligations that are accrued but unpaid by Sellers as of the date of Closing.

     12.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (1) if delivered personally or sent by facsimile, on the date received; (2) if delivered by overnight courier, on the day after mailing; and (3) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

                  To Seller:

                  Advocat Inc.
                  1621 Galleria Boulevard
                  Brentwood, Tennessee 37027
                  Attn: William R. Council III, Chief Executive Officer
                  (615) 771-7575
                  (615) 771-7409 (fax)

                  with a copy to:

                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street, Suite 1800
                  Nashville, Tennessee 37238-1800
                  Attn: Michael R. Hill
                  (615) 256-0500
                  (615) 251-1059 (fax)

                  To Buyer:

                  Agemark Acquisition LLC
                  56 Third Street, Northwest
                  Hickory, North Carolina  28601
                  Attn: Charles E. Trefzger, Jr.
                  (828) 322-5535
                  (828) 322-3897 (fax)

                  with a copy to:

                  Bell, David & Pitt, P.A.
                  100 North Cherry Street, Suite 600
                  Winston-Salem, North Carolina  27101
                  Attn: John A. Cocklereece, Jr.
                  (336) 714-4123
                  (336) 722-6558 (fax)

     12.4 Confidentiality. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law, except that Buyer shall be entitled to disclose the terms of this Agreement to its attorneys, accountants, financing sources, third party agents, investors, and other advisors, provided, such persons agree to keep the terms of this Agreement confidential.

     12.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina without regard to its choice or conflicts of law provisions. Sellers and Buyer hereby consent to the jurisdiction of courts located in Winston-Salem, North Carolina, for the resolution of any disputes arising under this Agreement for which a dispute resolution mechanism has not been specified herein.

     12.6 Headings. Table of contents and Section headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

     12.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     12.8 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

     12.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     12.10 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the knowledge of Sellers" or the like is used, Sellers shall each be deemed to have the knowledge of Sellers' executive officers, managers and directors.

     12.11 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Sellers.

     12.12 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     12.13 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.

     12.14 North Carolina Business Purposes Notice. BUYER HEREBY ACKNOWLEDGES THAT THE REAL ESTATE IS PROPERTY USED FOR BUSINESS PURPOSES AND IS NOT RESIDENTIAL REAL PROPERTY AND AGREES THAT THE REAL ESTATE IS EXEMPT FROM, AND THAT SELLERS ARE NOT REQUIRED TO PROVIDE, ANY RESIDENTIAL PROPERTY DISCLOSURES WITH RESPECT TO THE REAL ESTATE.

     12.15 Exclusivity. Until and unless this Agreement is terminated by Buyer, Sellers will not solicit any offers or proposals, or enter into letters of intent, negotiations or contracts with any third-party with respect to a transaction relating to the sale, transfer, conveyance, merger or any other transaction of similar import with respect to Sellers or any of the Assets.

     12.16 Business Days. To the extent that the expiration of any time period hereunder falls on a day that is not a Business Day, the expiration of such time period shall be extended to 5:00 pm E.S.T. on the following Business Day.

     12.17 Joint and Several. Any and all of the covenants, representations, obligations, and liabilities of any Sellers hereunder shall be joint and several as to all Sellers.

         The parties hereto have executed this Agreement as of the date first above written.

                                     SELLERS:

                                     DIVERSICARE ASSISTED LIVING
                                     SERVICES NC I, LLC

                                     By:  Diversicare Assisted Living
                                          Services NC, LLC, the sole member


                                          By: /s/ William R. Council III
                                              ----------------------------------

                                          Title: President
                                                 -------------------------------



                                     DIVERSICARE ASSISTED LIVING
                                     SERVICES NC II, LLC

                                     By:  Diversicare Assisted Living
                                          Services NC, LLC, the sole member


                                          By: /s/ William R. Council III
                                              ----------------------------------

                                          Title: President
                                                 -------------------------------



                                     BUYER:

                                     AGEMARK ACQUISITION, LLC


                                     By: /s/ Charles E. Trefzer, Jr.
                                         ---------------------------------------

                                     Title: Manager
                                            ------------------------------------

                                    EXHIBIT A
                    NORTH CAROLINA ASSISTED LIVING FACILITIES


-----------------------------------------------------------------------------------

            FACILITY NAME/ADDRESS                                      OWNER
-----------------------------------------------------------------------------------
BROMAN REST HOME                                                     DALS NC I(1)
453 Howard Blvd.
Newport, Carteret County, NC  28570-9244
-----------------------------------------------------------------------------------

CLAYTON RESTFUL MANOR                                                DALS NC I
145 Dairy Road
Clayton, Johnston County, NC 27520-4965
-----------------------------------------------------------------------------------

HERITAGE CARE OF CLINTON                                             DALS NC I
205 Martha Lane
Clinton, Sampson County, NC 28328-9639
-----------------------------------------------------------------------------------

HERITAGE CARE OF SEVEN LAKES                                         DALS NC I
292 McDougal Street
West End, Moore County, NC  27376-9330
-----------------------------------------------------------------------------------

HERITAGE RETIREMENT OF WILSON                                        DALS NC I
1800 Martin Luther King Jr. Pkwy SE
Wilson, Wilson County, NC 27893-6527
-----------------------------------------------------------------------------------

BRANCHWOOD REST HOME                                                 DALS NC II(2)
305 S. Branch Street
Reidsville, Rockingham County, NC  27320-3917
-----------------------------------------------------------------------------------

CHATHAM CREEK                                                       DALS NC II
809 W. Chatham Street
Cary, Wake County, NC 27511-3136
-----------------------------------------------------------------------------------

CHRISTIAN CARE OF WINSTON-SALEM                                     DALS NC II
2900 Reynolds Park Rd.
Winston-Salem, Forsyth County, NC 27107-1653
-----------------------------------------------------------------------------------

CHRISTIAN CARE OF SMITHFIELD - #1                                   DALS NC II
303 Hospital Road.
Smithfield, Johnston County, NC 27577-4101
-----------------------------------------------------------------------------------

CHRISTIAN CARE OF SMITHFIELD - #2                                   DALS NC II
303 Hospital Road
Smithfield, Johnston County, NC   27577-4101
-----------------------------------------------------------------------------------

KANNAPOLIS VILLAGE                                                  DALS NC II
1516 Pine St.
Kannapolis, Cabarrus County, NC 28081-4142
-----------------------------------------------------------------------------------

SENTERS REST HOME                                                   DALS NC II
40 Rawls Club Road
Fuquay Varina, Harnett County, NC 27526-8031
-----------------------------------------------------------------------------------

-----------------------------
(1) DALS NC I means Diversicare Assisted Living Services NC I, LLC, a Delaware limited liability company

(2) DALS NC II means Diversicare Assisted Living Services NC II, LLC, a Delaware limited liability company